Exhibit 10.1

Amendment to Employment Agreement
between Brian E. Dearing (“Executive”)
and ARI Network Services, Inc. (“Company”)
(Current Agreement dated March 13, 2008)
v1 2010-05-06

Work Week:
Beginning May 1, 2010, Executive will shift from 5 days (40 hours) to 4 days (32 hours) worked per week; provided, however, Executive may at his discretion work 5 days per week from time to time, based on the needs of the Company.

Extension to Current Agreement:	For each week Executive works 4 rather than 5 days, the termination date of the Employment Agreement will be advanced to the next business day.

Pro-Rating of Related Items:	▪	Executive’s salary will be reduced by 20% for each 4-day work week.

	▪	Accrual of vacation and sick time earned will be reduced by 20% for each 4-day work week.

▪
On-target bonus amounts will be reduced by a percentage equal to a weighted average of 100% for each 5-day work week and 80% for each 4-day work week in the period (quarter, full year, or other period, as the case may be) covered by the bonus.  Executive assumes responsibility for calculating the bonus reduction percentage(s) for review by the Director of Human Resources and approval by the Compensation Committee of the Board of Directors.

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Example: Executive works 1 full quarter at 4 days, rest of year at 5 days.  Result = Quarterly bonus items in the 4 day quarter reduced by 20%; Annual bonus items reduced by 5% (3 quarters at 5 days + 1 quarter at 4 days = (3*100% + 1*80%) / 4 )

Miscellaneous	▪	For tracking purposes, non-worked days (or partial days) will not be reported in ChangePoint, i.e., for a 4 day week, 32 hours will be reported.

▪
The usual non-worked day will be Friday, except when, in the discretion of Executive, there is a need to move the non-worked day to another day during the week or to split it over two days, based on the business needs of the Company.

	▪	Any Company holiday falling in a Friday will not be treated as a paid holiday, but as a non-worked day

	▪	Executive will be deemed to be a “full time” employee for purposes of employee benefits, including but not limited to health care benefits.

	▪	All other terms of Employment Agreement remain the same

/s/ Brian E. Dearing	/s/ Roy W. Olivier
Brian E. Dearing	Roy W. Olivier
Executive	CEO, ARI Network Services, Inc.